UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): October 5, 2008

MEGOLA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	000-49815	88-0492605
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	File Number)	identification number)

704 Mara St., Suite 111, Point Edward, Ontario N7V 1X4
(Address of principal executive offices) (Zip code)

(519) 336-0628
Registrant's telephone number, including area code

446 Lyndock St., Suite 102, Corunna, Ontario N0N 1G0
(Former Address If Changed since Last Report)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 5, 2008 we, in cooperation with MSE Enviro-Tech Corp, a Delaware corporation, entered into a Hartindo AF21 Product, Purchase, Sales, Distribution, Marketing and Service Agreement with WoodSmart Solutions, Inc., a Florida Corporation and/or an entity to be formed by Charles A. Morando, a State of Florida resident, or his nominee. The basic terms and conditions proposed by MGOA and MEVT into the agreement will include, but not be limited to, the following:

▪	Megola Inc. and MSE Enviro-Tech Corp. will provide WoodSmart Solutions, Inc.

(i)	a supply of the Hartindo AF21 Product
(ii)
use of the technical data, non-proprietary intellectual property and other information relating to the Hartindo AF21 Product’s application, handling and storage and all material, non-proprietary modifications thereof as more fully set forth herein while this Agreement is in effect (“Hartindo AF21 Product Technology”) and

(iii)
the option to obtain the exclusive use of and rights of the Hartindo AF21 Product for use on or in any dimensional lumber, Oriented Strand Board (“OSB”) and plywood (“Wood Based Products”) in North America; and

(iv)	to option to obtain the exclusive use and rights for the Enhanced Product for use on or in any wood based materials in North America

▪	Minimum Purchase Requirements of Buyer

(a)	Within the first 12 months immediately following the completion of the above requirements; 400,000 annual total gallons of Product
(b) The next 13-24 months for an annual total of 550,000 gallons of Product
(c)
The next 25-36 months for an annual total of 700,000gallons of Product OR at the equivalent above annual gallons and price per gallon, if Product is supplied by Seller to Buyer in a more concentrate form. To date, the ratio of Product supplied by Seller to Buyer for testing is 9 to 1 (9 parts Product to 1 part BluWood).

▪
The Buyer will retain the exclusive use of and rights to the Product as defined in this Agreement beginning the 37th month and thereafter as long as the Buyer purchases a minimum of 1,500,000 gallons of Product per each following 12 month period.

▪	The sole remedy of Seller if Buyer does not meet these minimum Product purchase requirements is Buyer will lose its exclusivity and this Agreement will terminate.

▪
The Buyer shall be required to purchase from the Seller a minimum annual quantity of Product upon the signing of this agreement. First year begins ninety (90) days upon signing the agreement and/or ninety (90) days after initial delivery of the initial order from the Buyer.

The Agreement contains other terms and conditions and has been filed as an exhibit to this report. Please refer to the exhibit for additional information.

ITEM 8.01 OTHER EVENTS

Press Release attached as Exhibit 99

ITEM 9.01 EXHIBITS

10.0 Marketing and Distribution Agreement with WoodSmart Solutions, Inc.

99 Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Megola, Inc.
(Registrant)

Dated: October 5, 2008	By:	/s/ Joel Gardner
Joel Gardner, President